Exhibit 99.1

Tortoise Capital Resources Corporation

Tortoise Capital Resources Corp. Announces Agreement to sell the Eastern Interconnect Project in April 2015

LEAWOOD, Kan.—(November 2, 2012) Tortoise Capital Resources Corp. (NYSE: TTO) today announced that on November 1, 2012 it entered into a definitive agreement with Public Service Company of New Mexico (PNM) for the sale of its 40-percent undivided interest in the Eastern Interconnect Project (EIP) upon lease termination on April 1, 2015. The lease provides PNM an end-of-lease option to purchase TTO’s interest for fair market value, and the parties agreed to a value of $7.7 million for the transaction.

TTO acquired an existing lease for the EIP—a 216 mile, 345-kV bulk power transmission line and related equipment and substations—on June 30, 2011 and will continue to lease its interest in the EIP to PNM through April 1, 2015.

The negotiation of the end-of-lease purchase option was prompted in part by a directive from the Federal Energy Regulatory Commission (FERC). FERC directed PNM, in consultation with TTO, to identify the party that would provide transmission service over the leased portion of the EIP beyond the lease expiration in 2015. The announced agreement completes the response to FERC’s order and is subject to FERC approval.

“As expected with the risk profile of this type of asset, the return on this transaction will be at the low end of our targeted range,” said TTO’s Chief Executive Officer Dave Schulte. “We continue to execute our strategy to become a Real Estate Investment Trust (REIT), and expect to qualify for REIT status for 2013.”

About Tortoise Capital Resources Corp.
Tortoise Capital Resources Corp. (NYSE: TTO) is an energy infrastructure asset financing company that provides capital to pipeline, storage and power transmission operators. TTO’s investments include securities and real assets with long-term, stable cash flows, limited commodity price sensitivity, and growth opportunities. TTO is managed by Corridor InfraTrust Management, LLC. (www.corridortrust.com). Corridor is an affiliate of Tortoise Capital Advisors, L.L.C., an investment manager specializing in listed energy infrastructure investments with approximately $9.1 billion of assets under management as of September 30, 2012.

Safe Harbor Statement
This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Forward-Looking Statement
This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although the Company and Corridor InfraTrust Management, LLC believe that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, the Company and Corridor InfraTrust Management, LLC do not assume a duty to update this forward-looking statement. Any distribution paid in the future to our stockholders will depend on the actual performance of the Company, its costs of leverage and other operating expenses and will be subject to the approval of the Company's Board and compliance with leverage covenants.

Contact information:
Rachel Stroer, Investor Relations, 913-387-2790, info@corridortrust.com

11550 Ash Street, Suite 300  |  Leawood, KS 66211  |  p: 913.981.1020  |  f: 913.981.1021  |  www.tortoiseadvisors.com